Exhibit 11
                                                              ----------

                        MEREDITH CORPORATION

            Computation of Primary and Fully Diluted Per
            Common Share Earnings - Treasury Stock Method

        For the Three Months Ended September 30, 1994 and 1993
                             (Unaudited)


                                    Weighted average number of shares

                                         1994               1993
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           13,684   13,684    14,488   14,488
Dilutive effect of unexercised
 stock options in thousands            145      145        80       80
                                    ------   ------    ------   ------
  Total                             13,829   13,829    14,568   14,568
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1994               1993
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings from continuing
 operations                         $ .77    $ .77     $ .24    $ .24
                                    -----    -----     -----    -----
Net earnings per share              $ .77    $ .77     $ .24    $ .24
                                    =====    =====     =====    =====


Note:  Primary - Based on average market prices.

       Fully Diluted - Based on the higher of the average market price or the market price at September 30 of each year.